Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ACETO CHEMICAL CO., INC.

Under section 805 of the Business
Corporation Law

                    The undersigned, being the President and Secretary of ACETO CHEMICAL CO., INC., do hereby certify and set forth:

                    (1)   The name of the Corporation is ACETO CHEMICAL CO., INC. The name under which the Corporation was formed is ACETO CHEMICAL CO. INC.

                    (2)   The date the Certificate of Incorporation was filed by the Department of State is the 13th day of June, 1947.

                    (3)   The Certificate of Incorporation of the Corporation, as amended, is amended pursuant to section 801 of the Business Corporation Law to fix at 80,000 shares the number of shares of previously designated First Series Preferred Stock pursuant to authority vested in the Board of Directors by the Certificate of Incorporation.

                    (4)   The Certificate of Incorporation, as amended, is hereby amended as follows:

                    “The number of shares in the series designated First Series Preferred Stock is 80,000 shares of preferred stock, par value $2.50 per share.”

                    (5)   The foregoing amendment of the Certificate of Incorporation was authorized by the unanimous vote of the Board of Directors of Aceto Chemical Co., Inc. at a meeting duly called and held on the 16th day of December, 1983.

                    IN WITNESS WHEREOF, this certificate has been subscribed this 7th day of February, 1984 by the undersigned, who affirm that the statements made herein are true under the penalties of perjury.

/s/ Seymour Mann
Seymour Mann, President

/s/ Arnold Frankel
Arnold Frankel, Secretary

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